EXHIBIT N

DIRECTORS AND EXECUTIVE OFFICERS OF INEOS AND ISL

Directors and Executive Officers of INEOS. The following table sets forth the name, citizenship, business address and present principal occupation or employment for each director and each executive officer of INEOS.

Name	Citizenship	Present Principal Occupation or Employment
James A. Ratcliffe	UK	CEO and Chairman of the INEOS Group
Andrew Currie	UK	Director of the INEOS Group
John Reece	UK	Finance Director of the INEOS Group
Simon Morland	UK	Director of various entities within the INEOS Group
Tristan Head	UK	Group Chair and Director of Cains Advocates Limited (“Cains”)
Steven Quayle	UK	Director and banking & finance head of Cains

The principal business address for each of Mr. Ratcliffe, Mr. Currie, Mr. Reece, Mr. Morland, Mr. Head and Mr. Quayle at INEOS, as directors, is as follows: Fort Anne, Douglas, IM1 5PD, Isle of Man.

No person individually controls INEOS.

Directors and Executive Officers of ISL. The following table sets forth the name, citizenship, business address and present principal occupation or employment for each director and each executive officer of ISL.

Name	Citizenship	Present Principal Occupation or Employment
James A. Ratcliffe	UK	CEO and Chairman of the INEOS Group
Andrew Currie	UK	Director of the INEOS Group
John Reece	UK	Finance Director of the INEOS Group
Jonathan Ginns	UK	Head of Mergers & Acquisitions for the INEOS Group
Simon Morland	UK	Director of various entities within the INEOS Group

The principal business address for each of Mr. Ratcliffe, Mr. Currie, Mr. Reece, Mr. Ginns and Mr. Morland at ISL, as directors, is as follows: Hawkslease, Chapel Lane, Lyndhurst, Hampshire, SO43 7FG, United Kingdom.

No person individually controls ISL other than INEOS.